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                                                                       EXHIBIT 5


                          [ARNOLD & PORTER LETTERHEAD]


                                  April 5, 2000



Board of Directors
Maxim Pharmaceuticals, Inc.
8899 University Center Lane
Suite 400
San Diego, California  92122

         Re:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have acted as special counsel to Maxim Pharmaceuticals, Inc. (the "Company") in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to (i) the grant of options to certain directors and officers covering 440,000 shares of common stock, par value $.001 per share (the "Common Stock") and relating to (ii) up to 500,000 additional shares of Common Stock reserved for issuance under the Company's Amended and Restated 1993 Long-Term Incentive Plan (the "1993 Plan").

         In connection with rendering the opinions set forth in this letter, we have examined such corporate records of the Company, including the 1993 Plan, the Company's Certificate of Incorporation and Bylaws as in effect on the date of this opinion, and resolutions of the Board of Directors and stockholders of the Company, as well as made such investigation of matters of fact and law and examined such other documents as we deem necessary for rendering the opinions hereinafter expressed.

         The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

         A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.


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Maxim Pharmaceuticals, Inc.
April 5, 2000
Page 2


         B. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

         C. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company or of the stockholders of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

         D. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

         E. We express no opinion as to the effect or application of any laws or regulations other than the internal laws of the State of Delaware and the federal laws of the United States. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

         Based on the foregoing, upon the assumptions that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that the 440,000 shares of Common Stock subject to the options granted to certain directors and officers, when issued upon the exercise of such options for legal consideration of not less than $.001 per share, will be validly issued and will be fully paid and nonassessable.

         We are also of the opinion that the 500,000 additional shares of Common Stock reserved for issuance under the 1993 Plan (i) when issued upon the exercise of options and stock appreciation rights or as incentive shares in accordance with the terms of the 1993 Plan and for legal consideration of not less than $.001 per share, will be validly issued and will be fully paid and nonassessable and (ii) when issued pursuant to the award of restricted stock in accordance with the terms of the 1993 Plan and for legal consideration of not less than $.001 per share, will be validly issued, and upon the lapse of restrictions provided under such award, will be fully paid and nonassessable.

         This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.


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Maxim Pharmaceuticals, Inc.
April 5, 2000
Page 3


         We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement and to reference to our firm in Item 5 thereof. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                               Very truly yours,

                                               /s/Arnold & Porter
                                               -----------------------------
                                               ARNOLD & PORTER